EXHIBIT 99.2
                                                           Terrance G. Howson
                                                           Vice President
                                                           Investor Relations

                                                           FirstEnergy Corp.
                                                           76 S. Main Street
                                                           Akron, Ohio 44308
                                                           Tel 973-401-8519


                                               September 14, 2004



TO THE INVESTMENT COMMUNITY: 1

As detailed in today's attached news release, FirstEnergy Corp. announced that its subsidiaries will make a voluntary $500-million contribution to their pension plan. This letter will provide you with additional details concerning this action.


Voluntary Pension Plan Contribution

The Internal Revenue Service establishes minimum cash funding requirements for the corporation's pension plan. Our current projections indicate that cash contributions of approximately $600 million would be required during the 2006 through 2007 time period. Our election to pre-fund the plan is expected to eliminate that funding requirement. Since the contribution is deductible for tax purposes, the after-tax cash impact of the funding is approximately $300 million. We will fund this payment by drawing on our short-term credit facilities.

We believe that the pre-funding should be viewed positively from a credit perspective. Due to the tax deductibility of the contribution, we will effectively eliminate a $500 million liability through a net borrowing of $300 million. Additionally, common shareholders' equity will also be enhanced at the end of the year since the contribution will significantly reduce, and may eliminate, the minimum pension liability that currently reduces accumulated other comprehensive income by approximately $300 million.

We estimate that our pre-funding election should be accretive to earnings by about $0.06 per share during each of the next three years. These earnings arise primarily from the spread between our borrowing costs to fund the pre-payment and our assumed earnings rate on our pension plan assets. Additionally, the pre-funding will reduce the level of insurance premiums that the plan pays to the Pension Benefit Guaranty Corporation.

Given our current financial position and available borrowing capacity, we decided that it was sound liability management to make a cash contribution to the pension plan now rather than wait several years and be subject to a series of mandatory funding requirements. In addition to the favorable

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1
 Please see the forward-looking statements at the end of this letter.


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earnings impact, the pre-funding will provide additional pension plan security for our employees and retirees and will result in the plan being essentially fully funded on an Accumulated Benefit Obligation (ABO) basis.




Upcoming FirstEnergy Investor Events
------------------------------------

        Merrill Lynch Global Power Conference
        September 29, 2004
        New York City, NY

        3rd Quarter, 2004 Earnings Release
        October 21, 2004 (Tentative)

        Edison Electric Institute (EEI) Financial Conference
        October 24-27, 2004
        San Diego, CA

        Banc of America Securities Energy & Power Conference
        November 15-17, 2004
        Las Vegas, NV

        Annual FirstEnergy Analyst Meeting
        December 1, 2004
        New York City, NY



If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519



                                      Very truly yours,





                                      Terrance G. Howson
                                      Vice President - Investor Relations



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                           Forward-Looking Statements






This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended June 30, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this letter as a result of new information, future events, or otherwise.




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